ENERGY CONVERSION DEVICES ANNOUNCES
                 THIRD QUARTER FISCAL 2004 OPERATING RESULTS
                 -------------------------------------------

      ROCHESTER HILLS, Mich., May 17, 2004 - Energy Conversion Devices, Inc. (ECD Ovonics) (NASDAQ:ENER) announced today its operating results for the third quarter ended March 31, 2004. Revenues were $16.5 million compared to $13.6 million in the third quarter last year. The Company's net loss was $12.3 million for the third quarter compared to a loss of $9.1 million in the same quarter last year. On a per-share basis, the loss was $.49 in the third quarter of Fiscal 2004 compared to a loss of $.41 in the same quarter last year.

      The financial results for the three months and nine months ended March 31, 2004 and March 31, 2003 are shown in the following table:

                                        Three Months Ended     Nine Months Ended
                                             March 31,             March 31,
                                        -------------------  ------------------
                                          2004      2003       2004      2003
                                        --------  --------   --------  --------
                                        (in thousands, except per-share amounts)
Revenues
  Product Sales                         $  8,585  $  4,857   $ 22,650  $ 14,704
  Royalties                                  975       530      2,045     1,430
  Revenue from Product Development
     Agreements                            6,808     8,113     21,182    28,092
  Revenue from License Agreements           -         -            75     3,419
  Other                                      177        95        472       283
                                        --------  --------   --------  --------
Total Revenues                            16,545    13,595     46,424    47,928

Expenses                                  28,625    22,942     86,004    67,699
                                        --------  --------   --------  --------
Net Loss from Operations                 (12,080)   (9,347)   (39,580)  (19,771)
Other Income (Expense)
  Interest Income                             62       959        635     3,049
  Equity Loss in Joint Ventures              (96)   (1,494)      (644)   (5,228)
  Other                                     (152)      806       (375)    1,443
                                        --------  --------   --------  --------
Total Other Income (Expense)                (186)      271       (384)     (736)
                                        --------  --------   --------  --------

Net Loss Before Cumulative Effect of
   Change in Accounting Principle        (12,266)   (9,076)   (39,964)  (20,507)

Cumulative Effect of Change in
   Accounting Principle                     -         -          -        2,216
                                        --------  --------   --------  --------
Net Loss                                $(12,266) $ (9,076)  $(39,964) $(18,291)
                                        ========  ========   ========  ========
Basic and Diluted Net Loss Per Share
  Before Cumulative Effect of Change
  in Accounting Principle               $   (.49) $   (.41)  $  (1.70) $   (.94)
Cumulative Effect of Change in
  Accounting Principle                  $   -     $   -      $   -     $    .10
Basic and Diluted Net Loss Per Share    $   (.49) $   (.41)  $  (1.70) $   (.84)


      While the Company has  continued to incur losses,  significant  progress
was  made  during  the   quarter   towards   the   commercialization   of  our
technologies.

      Our 100% owned subsidiary, United Solar Ovonic, which is fully consolidated in the 2004 results, continued to grow its revenues and improve its margins as it ramps up sales. United Solar Ovonic has increased revenues substantially to $25.1 million and $9.2 million for the nine-


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and  three-month  periods,  respectively,  ended March 31, 2004. In April,  an agreement was reached with Solar Integrated Technologies, Inc., a leading Southern California photovoltaic system integration company, for sales of over 5 megawatts (MW) of product for the calendar year 2004, with provisions for shipping larger volumes in future years. In addition, United Solar Ovonic also received a 1.25 MW order from Sunset of Germany with a commitment for another 3.5 MW in fiscal year 2005, and a 1 MW order from ThyssenKrupp of Germany. Progress was also made in United Solar Ovonic's space business. The Air Force Research Laboratory selected United Solar Ovonic to provide 3 kW of lightweight solar cells for one of its satellites, and Lockheed Martin entered into a contract with United Solar Ovonic to supply solar cells for evaluation in the U.S. government's high altitude airship program.

      Both BAE and STMicroelectronics, licensees of our 41.7%-owned joint venture Ovonyx, have indicated they are entering a product-oriented phase for the Ovonic Unified Memory (OUM).

      Texaco Ovonic Hydrogen Systems (TOHS), our 50-50 joint venture with ChevronTexaco Technology Ventures LLC (CTTV), received approval from the U.S. Department of Transportation to transport hydrogen in metal hydride storage systems developed by the joint venture for portable power applications. TOHS also entered into a collaborative agreement with Dynetek Industries, Ltd. to design and co-develop a vessel for TOHS' metal hydride storage system.

      In a move to reflect the focus on the expanding field for our nickel metal hydride storage solutions, Texaco Ovonic Battery Systems, our 50-50 joint venture with CTTV, changed its name to COBASYS. COBASYS has developed a broad family of new products and, with its recently completed construction of a new 170,000 sq. ft. manufacturing facility, is poised to take advantage of market opportunities.

      During the quarter, the Company's expenses for patent defense decreased substantially due to a lower level of activities related to the arbitration with Matsushita Battery Industrial Co., Ltd. and related parties. It is expected that the company will not incur significant expenses associated with the arbitration after the fourth fiscal quarter. The parties to the arbitration have requested that the Arbitral Tribunal postpone its decision until July 2004 because the parties are engaged in settlement negotiations.

      The Company is on track with its cost initiatives and is identifying additional savings through further cost containment and restructuring. In the near term, our goal is to contain our cash burn rate at $3 million or less per month as we focus on growing revenues and reducing expenses for substantially improved operating results.

      The increase in consolidated revenues resulted principally from increases in photovoltaic product sales, partially offset by a reduction in revenues from product development agreements from COBASYS, as it focuses its resources on commercialization of its products, as well as decrease in funding by ChevronTexaco under product development agreements related to the solid hydrogen storage program and the elimination of funding after December 31, 2002 by ChevronTexaco of the fuel cell development program.

      Robert C. Stempel, Chairman and CEO, said, "While we must continue our aggressive actions to profitably and fully commercialize our core technologies and products, we are pleased to report a 22% increase in third quarter revenues from a year ago. In particular, we are pleased with the momentum at United Solar Ovonic and its significant increase in revenues.


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This  was due  not  only  to the  impact  of our  acquisition  of the  Bekaert interests, but also to increased product sales of our superior thin-film PV products and their increased acceptance in the marketplace."

      The Company is engaged in a number of negotiations and discussions to fund its operations, including forming new strategic alliances to fund and grow its photovoltaic, fuel cell and other businesses and raise additional capital through equity and debt financings. In addition, the Company is engaged in negotiations with government agencies for contracts to fund its development activities.

      As  of  March  31,  2004,  the  Company  had  consolidated   cash,  cash
equivalents, short-term investments and accounts and short-term note receivable (including $2,029,000 of amounts due from related parties) of $34,521,000, a decrease of $29,975,000 from June 30, 2003. As of March 31,
2004, the Company had consolidated working capital of $34,174,000 compared with a consolidated working capital of $37,795,000 as of June 30, 2003.

      Management believes that funds generated from operations, new business agreements, equity and debt financings, new government contracts and the cost-containment initiatives, together with existing cash and cash equivalents, will be adequate to support the Company's operations for the coming year. However, the amount and timing of such activities are uncertain. Accordingly, no assurances can be given as to the timing or success of the aforementioned plans, negotiations, discussions and programs. The Company has recurring losses from operations and is actively engaged in discussions to obtain the needed additional working capital.

      Additional information about the Company's operations and activities can be found in the Company's Form 10-Q for the three and nine months ended March 31, 2004 filed with the Securities and Exchange Commission, which will also be available on the Company's website on or around May 17, 2004.

      ECD will hold a conference call on Tuesday, May 18, at 10:00 a.m. ET to discuss its third quarter fiscal 2004 results. Access to the call may be obtained by calling 1.877.858.2512 or 1-706-634-1291. A replay will be available through 3:00 p.m., May 21, 2004, at 1.800.642.1687 or
1-706-645-9291. Callers should use conference ID# 7351192 to access the replay. A live webcast of the conference call will be available online at http://www.videonewswire.com/ECDOVONICS/051804/ or through the Company's website at www.ovonic.com.

About ECD Ovonics
ECD Ovonics is the leader in the synthesis of new materials and the development of advanced production technology and innovative products. It has invented, pioneered and developed enabling technologies in the fields of energy and information leading to new products and production processes based on amorphous, disordered and related materials. ECD Ovonics' proprietary advanced information technologies include Ovonic phase-change electrical memory, Ovonic phase-change optical memory and the Ovonic Threshold Switch. The Company's portfolio of alternative energy solutions includes thin-film amorphous solar cells, modules, panels and systems for generating solar electric power; NiMH batteries; hydride storage materials capable of storing hydrogen in the solid state for use as a feedstock for fuel cells or internal combustion engines or as an enhancement or replacement for any type of hydrocarbon fuel; and fuel cell technology. ECD Ovonics designs and builds manufacturing machinery that

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incorporates its proprietary production processes,  maintains ongoing research and development programs to continually improve its products and develops new applications for its technologies. ECD Ovonics holds the basic patents in its fields. More information on ECD Ovonics is available on www.ovonic.com.

                                    # # #

      This release may contain forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on assumptions which ECD Ovonics, as of the date of this release, believes to be reasonable and appropriate. ECD Ovonics cautions, however, that the actual facts and conditions that may exist in the future could vary materially from the assumed facts and conditions upon which such forward-looking statements are based.


Contacts:
--------
Stephan Zumsteg, Vice President and Chief Financial Officer
Ghazaleh Koefod, Investor Relations
Dick Thompson, Media Relations
Energy Conversion Devices, Inc.
248.293.0440